FOR IMMEDIATE RELEASE
November 15, 2010

Contact:	Jesus R. Adia
President and Chief Executive Officer
(718) 677-4414

Flatbush Federal Bancorp, Inc. Reports 2010 Third Quarter Operating Results

Brooklyn, NY – Flatbush Federal Bancorp, Inc. (the “Company”), (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the “Association”), announced   consolidated net income of $250,000, or $0.09 per share, for the quarter ended September 30, 2010 as compared to consolidated net income of $84,000, or $0.03 per share, for the same quarter in 2009.

The Company’s assets at September 30, 2010 were $149.8 million compared to $156.0 million at December 31, 2009, a decrease of $6.2 million or 4.0%. Loans receivable decreased $1.1 million or 1.0%, to $109.9 million at September 30, 2010 from $111.0 million at December 31, 2009. Mortgage-backed securities decreased $6.5 million or 23.0% due to principle pay downs and amortization, to $21.8 million at September 30, 2010 from $28.3 million at December 31, 2009. Cash and cash equivalents increased $2.2 million, or 40.0%, to $7.7 million at September 30, 2010 from $5.5 million at December 31, 2009.

Total deposits increased $3.4 million, or 3.0%, to $118.6 million at September 30, 2010 from $115.2 million at December 31, 2009. Borrowings from the Federal Home Loan Bank of New York (FHLB) decreased $9.9 million, or 43.2%, to $13.0 million at September 30, 2010 from $22.9 million at December 31, 2009.

Total stockholders’ equity increased $725,000, or 4.8%, to $16.0 million at September 30, 2010 from $15.2 million at December 31, 2009. The increase to stockholders’ equity reflects net income of $536,000, amortization of $18,000 of unearned ESOP shares, amortization of $30,000 of restricted stock awards for the Company’s Stock-Based Incentive Program, amortization of $31,000 of stock option awards and a decrease of $110,000 of accumulated other comprehensive loss.

On August 30, 2007, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company’s outstanding shares of common stock.  Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions.  Repurchased stock is held as treasury stock and will be available for general corporate purposes.  During the quarter ended September 30, 2010, the Company did not repurchase shares. As of September 30, 2010, a total of 12,750 shares have been repurchased at a weighted average price of $4.44.

INCOME INFORMATION – Three month periods ended September 30, 2010 and 2009

Net income increased by $166,000 to $250,000 for the quarter ended September 30, 2010 compared to $84,000 for the same quarter in 2009. The increase in net income for the quarter was primarily the result of decreases of $176,000 in interest expense on deposits, $165,000 in interest expense on borrowings from the FHLB, $5,000 in non-interest expense and $14,000 in income tax expense,  partially offset by an increase of $49,000 in provision for loan loss, and decreases of $144,000 in interest income and $3,000 in non-interest income. The increase in provision for loan loss during the quarter was primarily due to an assessment of the overall loan portfolio in light of the local real estate market conditions as well as the overall economic environment. Non-performing loans to total assets increased by 256 basis points to 4.30% on September 30, 2010, from 1.74% on September 30, 2009, and 173 basis points from 2.57% on December 31, 2009. Non-performing loans increased to $6.4 million as of September 30, 2010 from $2.7 million as of September 30, 2009.  As of September 30, 2010, the non-performing loans included eight 1-4 family residential mortgage loans totaling $2.4 million, three non-residential mortgage loans of $2.6 million and a construction loan of $1.4 million which, at quarter-end, maintained aggregate specific allowances for loan loss of $466,000.

Interest expense on deposits decreased $176,000 primarily due to the decrease in the average cost of  interest-bearing deposits of 69 basis points to 1.49% for the three months ended  September 30, 2010 from 2.18% for the three months ended September 30, 2009.

Interest expense on FHLB borrowings decreased $165,000 primarily due to the decrease in the average cost of borrowings of 185 basis points to 2.20% for the three months ended September 30, 2010 from 4.05% for the three months ended September 30, 2009 and the decrease of $10.0 million in the average balance of FHLB borrowings to $13.8 million for the three months ended September 30, 2010 from $23.8 million for the three months ended September 30, 2009.

The provision for income taxes decreased $15,000, to $32,000 for the quarter ended September 30, 2010 compared to a tax expense of $46,000 for the same quarter in 2009. Income tax expense for the quarter  ended September 30, 2010, was beneficially affected by amendments to the New York State and New York City’s tax law and ordinance conforming the bad debt deduction to the deduction allowed under the Federal income tax law.  The amendment was effective during the quarter ended September 30, 2010.

INCOME INFORMATION – Nine month periods ended September 30, 2010 and 2009

Net income increased $121,000, or 29.2% to $536,000 for the nine months ended September 30, 2010 from $415,000 for the nine months ended September 30, 2009.  The increase in net income for the nine month period ended September 30, 2010 was primarily due to decreases of $479,000 in interest expense on deposits, $489,000 in interest expense on borrowings from the FHLB of New York, and $43,000 in income taxes which were partially offset by decreases of $118,000 in interest income and $7,000 in non-interest income and increases of $315,000 in provision for loan losses and $451,000 in non-interest expense. The increase in provision for loan loss during the nine months ended September 30, 2010 was primarily due to an assessment of the overall loan portfolio in light of the local real estate market conditions as well as the overall economic environment.

Interest expense on deposits decreased $479,000 primarily due to the decrease in the average cost of  interest-bearing deposits of 68 basis points to 1.57% for the nine months ended September 30, 2010 from 2.25% for the nine months ended September 30, 2009.

Interest expense on FHLB borrowings decreased $489,000 primarily due to the decrease in the average cost of borrowings of 211 basis points to 1.92% for the nine months ended September 30, 2010 from 4.03% for the nine months ended September 30, 2009 and the decrease of $6.7 million in the average balance of FHLB borrowings to $18.1 million for the nine months ended September 30, 2010 from $24.8 million for the nine months ended September 30, 2009

Non-interest expense included an increase in salaries and employee benefits of $473,000 to $1.8 million for the nine months ended September 30, 2010 from $1.3 million for the nine months ended September 30, 2009 primarily due to the pre-tax curtailment credit of $416,000, net of actuarial expenses, resulting from the freezing of the defined benefit pension plan during the quarter ended March 31, 2009.

The provision for income taxes decreased $43,000, to $184,000 for the nine months ended September 30, 2010 compared to a tax expense of $227,000 for the same nine months in 2009. Income tax expense for the nine months ended September 30, 2010, was beneficially affected by amendments to the New York State and New York City’s tax law and ordinance conforming the bad debt deduction to the deduction allowed under the Federal income tax law.  The amendment was effective during the quarter ended September 30, 2010.

Other financial information is included in the table that follows.  All information is unaudited.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

	SEPTEMBER 30,	DECEMBER 31,
	2010	2009
	(in thousands)
Total Assets	$149,796	$155,979
Loans Receivable	109,874	110,988
Mortgage-backed Securities	21,774	28,340
Deposits	118,618	115,168
Borrowings	12,989	22,851
Stockholders’ Equity	15,958	15,233

	AT OR FOR THE THREE		AT OR FOR THE NINE
	MONTHS ENDED SEPTEMBER 30,		MONTHS ENDED SEPTEMBER 30,
	2010	2009	2010	2009

Total Interest Income	$1,988	$2,132	$6,079	$6,197
Total Interest Expense	499	840	1.587	2,555
Net Interest Income	1,489	1,292	4,492	3,642
Provision for Loan Loss	101	52	389	74
Non-interest Income	64	67	193	200
Non-interest Expense	1,171	1,176	3,577	3,126
Income Tax expense	32	46	184	227
Net income	$250	$84	536	415

PERFORMANCE RATIOS

Return on Average Assets	0.66%	0.21%	0.46%	0.36%
Return on Average Equity	6.31%	2.23%	4.58%	3.68%
Interest Rate Spread	4.13%	3.29%	4.05%	3.16%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
Total Loans Receivable	1.11%	0.23%	1.11%	0.23%
Non-performing Loans to Total Assets	4.30%	1.74%	4.30%	1.74%

CAPITAL RATIO
Association’s Core Tier 1 Capital to Adjusted
Total Assets	11.28%	10.52%